                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G

                               (AMENDMENT NO. 2*)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                      Park Place Entertainment Corporation
       ------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
       -------------------------------------------------------------------
                         (Title of Class of Securities)

                                   700690 10 0
       ------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 29, 2000
       ------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)

|X|  Rule 13d-1(c)

|_|  Rule 13d-1(d)
-------------------------------

* This Schedule 13G amends the Schedule 13G filed by Highfields Capital Management LP, Highfields GP LLC, Jonathon S. Jacobson and Richard L. Grubman with the Commission on May 24, 1999, as amended by Amendment No. 1 filed with the Commission on February 14, 2000. This is the first Schedule 13G filed by Highfields Capital Ltd. with respect to the shares of Park Place Entertainment Corporation.

----------------------                                      --------------------
 CUSIP No. 700690 10 0                 13G                   Page 2 of 12 Pages
----------------------                                      --------------------


--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                HIGHFIELDS CAPITAL MANAGEMENT LP
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER    22,329,020
   SHARES          -------------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER    --0--
  OWNED BY         -------------------------------------------------------------
    EACH             7.       SOLE DISPOSITIVE POWER 22,329,020
  REPORTING        -------------------------------------------------------------
 PERSON WITH         8.       SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
               22,329,020
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |_|
          CERTAIN SHARES
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                7.3%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

                    PN
--------------------------------------------------------------------------------

----------------------                                      --------------------
 CUSIP No. 700690 10 0                 13G                   Page 3 of 12 Pages
----------------------                                      --------------------


--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                HIGHFIELDS GP LLC
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER    22,329,020
   SHARES          -------------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER    --0--
  OWNED BY         -------------------------------------------------------------
    EACH             7.       SOLE DISPOSITIVE POWER 22,329,020
  REPORTING        -------------------------------------------------------------
 PERSON WITH         8.       SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
               22,329,020
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |_|
          CERTAIN SHARES
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                7.3%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

                OO
--------------------------------------------------------------------------------

----------------------                                      --------------------
 CUSIP No. 700690 10 0                 13G                   Page 4 of 12 Pages
----------------------                                      --------------------


--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                JONATHON S. JACOBSON
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER    22,329,020
   SHARES          -------------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER    --0--
  OWNED BY         -------------------------------------------------------------
    EACH             7.       SOLE DISPOSITIVE POWER 22,329,020
  REPORTING        -------------------------------------------------------------
 PERSON WITH         8.       SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
               22,329,020
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |_|
          CERTAIN SHARES
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                7.3%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

----------------------                                      --------------------
 CUSIP No. 700690 10 0                 13G                   Page 5 of 12 Pages
----------------------                                      --------------------


--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                RICHARD L. GRUBMAN
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER    22,329,020
   SHARES          -------------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER    --0--
  OWNED BY         -------------------------------------------------------------
    EACH             7.       SOLE DISPOSITIVE POWER 22,329,020
  REPORTING        -------------------------------------------------------------
 PERSON WITH         8.       SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
               22,329,020
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |_|
          CERTAIN SHARES
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                7.3%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

----------------------                                      --------------------
 CUSIP No. 700690 10 0                  13G                   Page 6 of 12 Pages
----------------------                                      --------------------


--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                HIGHFIELDS CAPITAL LTD.
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                CAYMAN ISLANDS
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER    16,167,317
   SHARES          -------------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER    --0--
  OWNED BY         -------------------------------------------------------------
    EACH             7.       SOLE DISPOSITIVE POWER 16,167,317
  REPORTING        -------------------------------------------------------------
 PERSON WITH         8.       SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
               16,167,317
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |_|
          CERTAIN SHARES
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                5.3%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

                OO
--------------------------------------------------------------------------------

----------------------                                      --------------------
 CUSIP No.700690 10 0                  13G                   Page 7 of 12 Pages
----------------------                                      --------------------



ITEM 1(A). NAME OF ISSUER:

         Park Place Entertainment Corporation

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         3930 Howard Hughes Parkway, Las Vegas, Nevada 89109

ITEM 2(A). NAME OF PERSON FILING:

         This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

         (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds;

         (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management;

         (iii)  Jonathon S. Jacobson, a Managing Member of Highfields GP; and

         (iv) Richard L. Grubman, a Managing Member of Highfields GP.

         This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, with respect to the shares of common stock of the Issuer owned by Highfields Capital Ltd.

         Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
         c/o Highfields Capital Management
         200 Clarendon Street
         Boston, Massachusetts 02117

         Address for Highfields Capital Ltd.:
         c/o Goldman Sachs (Cayman) Trust Limited
         Harbour Centre, North Church Street
         P.O. Box 896
         George Town, Grand Cayman
         Cayman Islands, B.W.I.

----------------------                                      --------------------
 CUSIP No.700690 10 0                  13G                   Page 8 of 12 Pages
----------------------                                      --------------------



ITEM 2(C). CITIZENSHIP:

         Highfields Capital Management - Delaware
         Highfields GP - Delaware
         Richard L. Grubman - United States
         Jonathon S. Jacobson - United States
         Highfields Capital Ltd. - Cayman Islands

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $.01 per share

ITEM 2(E). CUSIP NUMBER:

         700690 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a) |_| Broker or dealer registered under Section 15 of the Exchange
                 Act.

         (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) |_| Investment company registered under Section 8 of the Investment Company Act.

         (e) |_| An investment adviser in accordance with Rule 13d-
                 1(b)(1)(ii)(E);

         (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         |X|

----------------------                                      --------------------
 CUSIP No.700690 10 0                  13G                   Page 9 of 12 Pages
----------------------                                      --------------------


ITEM 4.       OWNERSHIP.

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr.
Grubman:

         (a) Amount beneficially owned:

             22,329,020 shares of Common Stock

         (b) Percent of class:

             7.3%

         (c) Number of shares as to which such person has:

             (i)   Sole power to vote or to direct the vote 22,329,020
                                                            ----------

             (ii)  Shared power to vote or to direct the vote  --0--
                                                             ---------

             (iii) Sole power to dispose or to direct the disposition of
                   22,329,020
                   ----------

             (iv)  Shared power to dispose or to direct the disposition of --0--
                                                                          ------


For Highfields Capital Ltd.:

         (a) Amount beneficially owned:

             16,167,317 shares of Common Stock

         (b) Percent of class:

             5.3%

         (c) Number of shares as to which such person has:

             (i)   Sole power to vote or to direct the vote 16,167,317
                                                            ----------

             (ii)  Shared power to vote or to direct the vote  --0--
                                                               -----

----------------------                                      --------------------
 CUSIP No.700690 10 0                  13G                   Page 10 of 12 Pages
----------------------                                      --------------------



             (iii) Sole power to dispose or to direct the disposition of
                   16,167,317
                   ----------

             (iv)  Shared power to dispose or to direct the disposition of --0--
                                                                           -----

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The shares to which this filing by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Fund. Highfields Capital Management serves as the Investment Manager to each of the Funds. Highfields Capital Ltd., a reporting person herein owns 5.3% of the shares of common stock of the Issuer; however, neither Highfields Capital I LP nor Highfields Capital II LP owns more than five percent of the shares of common stock of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------                                      --------------------
 CUSIP No.700690 10 0                  13G                   Page 11 of 12 Pages
----------------------                                      --------------------




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 April 7, 2000
                                 -------------
                                     Date

                       HIGHFIELDS CAPITAL MANAGEMENT LP

                       By:   Highfields GP LLC,
                             its General Partner

                       /s/ KENNETH H. COLBURN
                       ----------------------
                             Signature

                       Kenneth H. Colburn, Authorized Signatory
                       ----------------------------------------
                                     Name/Title

                       HIGHFIELDS GP LLC

                       /s/ KENNETH H. COLBURN
                       ----------------------
                             Signature

                       Kenneth H. Colburn, Authorized Signatory
                       ----------------------------------------
                                     Name/Title

                       JONATHON S. JACOBSON


                       /s/ KENNETH H. COLBURN
                       ----------------------
                             Signature

                       Kenneth H. Colburn, Attorney-in-Fact
                       ------------------------------------
                       Name/Title

                       RICHARD L. GRUBMAN

                       /s/ KENNETH H. COLBURN
                       ----------------------
                       Signature

                       Kenneth H. Colburn, Attorney-in-Fact
                       ------------------------------------
                       Name/Title

----------------------                                      --------------------
 CUSIP No.700690 10 0                  13G                   Page 12 of 12 Pages
----------------------                                      --------------------



                        HIGHFIELDS CAPITAL LTD.

                        By:   Highfields Capital Management LP,
                              its Investment Manager

                        By:   Highfields GP LLC,
                              its General Partner

                        /s/ KENNETH H. COLBURN
                        ----------------------
                        Signature


                        Kenneth H. Colburn, Authorized Signatory
                        ----------------------------------------
                        Name/ Title